As filed with the Securities and Exchange Commission on June 29, 2023
Registration No.  -____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
__________________

PENNS WOODS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2226454 (I.R.S. Employer Identification No.)

300 Market Street, P.O. Box 967, Williamsport, Pennsylvania 17703-0967, (570) 322-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Brian L. Knepp

President and Chief Financial Officer

Penns Woods Bancorp, Inc.

300 Market Street, P.O. Box 967, Williamsport, Pennsylvania 17703-0967, (570) 322-1111

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David W. Swartz, Esq.

Stevens & Lee, P.C.

111 North Sixth Street

Reading, Pennsylvania 19601

(610) 478-2000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

PROSPECTUS
____________________________

Penns Woods Bancorp, Inc.
____________________________

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

250,000 Shares of Common Stock
par value $5.55 per share

Penns Woods Bancorp, Inc., a Pennsylvania corporation, hereby offers shares of its common stock through participation in its Dividend Reinvestment and Stock Purchase Plan. We refer to Penns Woods Bancorp, Inc. as the “Company” throughout this prospectus.

This prospectus relates to 250,000 shares of common stock that the Company may issue or sell, from time to time, under the plan. The plan provides the Company’s shareholders a convenient and economical way to purchase additional shares of the Company’s common stock by reinvesting cash dividends. Shareholders also may make additional voluntary cash purchases of common stock under the plan. The plan is intended to benefit long-term investors who wish to increase their investment in the Company’s common stock.

The plan administrator will purchase shares of common stock acquired for the plan directly from the Company, in the open market, or in negotiated transactions. The Company is authorized to issue up to 250,000 shares of common stock under the plan. On June 27, 2023, the closing price of our common stock was $25.63. Shares of our common stock are traded on the Nasdaq Global Select Market under the symbol “PWOD.”

We provide a summary of the plan in this Prospectus in an easy to understand question and answer format. We encourage you to read it carefully. If you have any additional questions, please call the plan administrator in the manner described in this prospectus.

We recommend that you retain this prospectus for future reference.

Investing in our common stock involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page 1 of this prospectus and in our periodic reports and other information we file with the Securities and Exchange Commission before making any decision to invest in our securities.

Our principal executive offices are located at 300 Market Street, Williamsport, Pennsylvania 17701. Our website provides information about us, our history, goals and philosophy, as well as certain corporate press releases. Our website is located at http://www.pwod.com. The contents of our website do not constitute part of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is June 29, 2023.

TABLE OF CONTENTS

SUMMARY

The Company is a registered bank holding company incorporated in the Commonwealth of Pennsylvania. Our corporate offices are located at 300 Market Street, P.O. Box 967, Williamsport, Pennsylvania 17703-0967, and our telephone number is (570) 322-1111. For more information, visit our website at http://www.pwod.com. The information on the Company’s website is not incorporated into this prospectus.

The Company adopted its Dividend Reinvestment and Stock Purchase Plan to provide a convenient and useful service for shareholders to reinvest cash dividends received on their shares of Company common stock and to make optional voluntary cash purchases of the Company common stock within the limits prescribed by the plan.

This plan supersedes and replaces the Computershare CIP Direct Stock Purchase and Dividend Reinvestment Plan for Penns Woods Bancorp, Inc. (the “Computershare CIP”) in its entirety. If you are a participant in the Computershare CIP, you are automatically enrolled in the plan and need not take any additional action to participate in the plan. The participation election you made under the superseded Computershare CIP will continue as your election under the plan described in this prospectus unless you wish to change your election or take one of the other actions described in this prospectus in the manner described herein.

From time to time, we may authorize increases in the number of shares available under the plan to meet the demands of our shareholders. This prospectus describes our Dividend Reinvestment and Stock Purchase Plan in effect as of the date of this prospectus. We urge you to read this prospectus thoroughly before you make your investment decision regarding participation in the plan.

If you own one or more shares of our common stock of record, you are eligible to enroll in the plan. For information and instructions on how to enroll, see Question 5 below.

If you enroll in the plan, the plan administrator will use the cash dividends on the shares you designate, as well as any voluntary cash payments you make, to purchase additional shares of the Company common stock. Historically, we pay cash dividends on a quarterly basis. If we do not pay a cash dividend, there will be no investment under the plan, unless you purchase shares through the plan’s voluntary cash purchase feature. Voluntary cash payments may be made monthly.

If we purchase shares of common stock in the open market, or in negotiated transactions, the purchase price will be the weighted average price paid of the relevant batch of shares purchased by an independent broker or dealer in the open market on behalf of the plan administrator and by the plan administrator in negotiated transactions after the relevant dividend date.

The price of shares of common stock purchased directly from the Company will be the average of the closing bid and ask prices of such shares in regular hours trading for the trailing 10 days immediately preceding the applicable investment date (as described in Question 10). With respect to shares issued directly by the Company, we may issue the shares at a discount (from 0.0% to 5.0% as determined from time to time by the Company) to the price so determined. Initially, we intend to issue the shares under the Plan at no discount to the price so determined. The Company reserves the right to change or eliminate the discount.

If you do not choose to enroll in the plan, the Company will continue to send you cash dividends when declared.

RISK FACTORS

The purpose of the plan is to provide a convenient and useful service for shareholders. Nothing in this prospectus represents a recommendation by the Company or anyone else that a person buy or sell our common stock. We urge you to read this prospectus thoroughly before you make your investment decision regarding participation in the plan.

Before you invest in our common stock, you should be aware that an investment in our common stock involves a variety of risks. You are encouraged to review the “Risk Factors” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, which we file with the Securities and Exchange Commission and are incorporated by reference into this prospectus, which contains a discussion of the factors that should be considered in connection with your participation in the plan.

DESCRIPTION OF THE PLAN

The following, in a question and answer format, constitutes a summary description of the Penns Woods Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan.

The Purpose and Features of the Plan

1.	What is the purpose of the plan?

The plan provides shareholders with a simple and convenient way to buy additional shares of common stock, by reinvesting cash dividends and making voluntary cash purchases. Participation in the plan is entirely optional. Under the plan, we may sell you original issue shares, shares that we have reacquired and hold as treasury shares, or shares bought by the plan on the open market or in negotiated transactions. We may use a combination of these methods. If we sell you any original issue shares, we will use the additional funds for general corporate purposes.

2.	What are the features of the plan?

•	Cash dividends paid on shares that you enroll in the plan automatically will be reinvested in additional shares of common stock. In addition, plan participants may make voluntary cash purchases of additional shares of common stock within the limits prescribed by the plan.

•	Shares of common stock issued under the plan may be purchased at a discount (from 0.0% to 5.0% as determined from time to time by the Company) to the market price as determined under the plan. Initially, we do not intend to offer any discount to the market price as determined under the plan.

•	We will credit to your plan account the purchase of fractional shares, as well as whole shares. This feature allows for full investment of funds, and fractional shares also earn dividends.

•	The plan’s safekeeping feature relieves you of the responsibility for taking care of certificates for your shares.

•	Under the plan, the Company simplifies your record keeping by furnishing you with quarterly statements of account.

•	You will have no control over the prices at which shares are purchased for your account, because purchases for your account will be made during each period as described in the plan and you bear the risk of fluctuations in the market price of common stock. (See “Share Purchases and Price”.)

Administration

3.	Who administers the plan?

Computershare Trust Company, N.A., our stock transfer agent (hereinafter referred to as the “plan administrator”), administers the plan for participants by maintaining records, sending account statements to participants and performing other duties relating to the plan. Shares of common stock purchased under the plan are registered in the name of the plan administrator’s nominee and are credited to the accounts of the participants in the plan. The plan administrator acts in the capacity as agent for participants in the plan. The Company may replace the plan administrator at any time within its sole discretion. If you have questions regarding the plan, you may contact the plan administrator through any of the following manners:

•	Internet. You can enroll in the plan, obtain information, and perform certain transactions on your plan account online via Investor Center. To access Investor Center please visit the Computershare website at www.computershare.com/investor.

•	Telephone. You can contact shareholder customer service toll-free within the United States and Canada at 1-800-368-5948.

•	Writing. You can contact the plan administrator in writing through the following addresses:

Regular Mail: Computershare Trust Company, N.A. P.O. Box 43006 Providence, RI 02940-3006	Overnight Mail: Computershare Trust Company, N.A. 150 Royall Street Suite 101 Canton, MA 02021

Eligibility

4.	Who is eligible to participate in the plan?

All holders of record of at least one share of common stock registered in their name(s) are eligible to participate in the plan. The Company may, however, elect not to offer the plan to certain shareholders, including, but not limited to:

•	Shareholders who are residents of a state, other than Pennsylvania, that may require registration, qualification or exemption of the Company common stock, or require registration or qualification of the Company or any of its officers or employees as a broker-dealer, a salesperson or an agent; the Company will determine, in its sole discretion, whether the number of shareholders or the number of shares held justifies the expense that we might incur in offering the plan in any given state; and

•	Shareholders whose shares are held in the name of a nominee, such as a brokerage firm or securities depository.

Shares for which cash dividends are reinvested by the plan must be registered in your name or held in your plan account. If you are the beneficial owner of shares that are registered in another name (for example, in the name of a broker, bank or other nominee) and you want the cash dividends on those shares reinvested by the plan, you must first transfer those shares into your name or arrange for the transfer of the shares into the name of the plan administrator or its nominee for credit to your plan account. You may contact the plan administrator for assistance in arranging for the transfer of shares from a broker to your plan account. Do not send in the enrollment form prior to contacting the plan administrator. A beneficial owner must have at least one share transferred into his or her plan account in order to participate.

Enrolling in the Plan

5.	How do I become a participant?

You may elect to become a plan participant at any time by completing an enrollment form and mailing it to:

Regular Mail: Computershare Trust Company, N.A. P.O. Box 43006 Providence, RI 02940-3006	Overnight Mail: Computershare Trust Company, N.A. 150 Royall Street Suite 101 Canton, MA 02021

You may obtain additional enrollment forms by writing to the plan administrator or calling 1-800-368-5948. You may also obtain enrollment forms or enroll through the plan administrator’s website www.computershare.com/investor.

The plan administrator must receive a properly completed enrollment form before a dividend record date in order for those cash dividends to be reinvested under the plan.

You must make one of the following elections on the enrollment form:

•	Full Dividend Reinvestment: We will automatically reinvest all cash dividends that you receive.

•	Partial Dividends Paid in Cash: You may choose to have only a part of your total number of shares enrolled in the plan, but you must have at least one share enrolled in the plan. If you elect partial reinvestment, the Company will pay you the dividends in cash on the number of shares that you specify on your enrollment form and reinvest the balance of your dividends toward the purchase of more shares.

•	All Dividends Paid in Cash (No Dividend Reinvestment): If you select this option, your dividends will not be reinvested. Instead, you will receive payment by check or automatic deposit (at your option) for all of your cash dividends.

By completing the enrollment form, you are appointing the plan administrator as agent to reinvest cash dividends on the shares enrolled under the plan and to purchase additional shares with your optional voluntary cash payments. We will register your plan shares in the name of the plan or its nominee and credit them to your account in the plan.

This plan supersedes and replaces the Computershare CIP Direct Stock Purchase and Dividend Reinvestment Plan for Penns Woods Bancorp, Inc. (the “Computershare CIP”) in its entirety. If you are a participant in the Computershare CIP, you are automatically enrolled in the plan and need not take any additional action to participate in the plan. The participation election you made under the superseded Computershare CIP will continue as your election under the plan described in this prospectus unless you wish to change your election or take one of the other actions described in this prospectus in the manner described herein.

Shareholders are not charged a fee for enrollment in the plan. Withdrawal from the plan, however, is subject to an administrative fee. See Question No. 14 below.

6.	Must a shareholder enroll a minimum number of shares?

Yes. You must enroll at least one share in the plan.

7.	When may I join the plan?

You may join the plan at any time. If we receive your enrollment form prior to the record date for a dividend, we will reinvest your cash dividends payable on that date for your account. If we receive your enrollment form after that record date, we will begin reinvestment of cash dividends on the next dividend payment date.

As described in Question 5, if you are a participant in the Computershare CIP, you are automatically enrolled in the plan and need not take any additional action to participate in the plan. The participation election you made under the superseded Computershare CIP will continue as your election under the plan described in this prospectus unless you wish to change your election or take one of the other actions described in this prospectus in the manner described herein.

Historically, the Company’s board of directors has declared and paid cash dividends on a quarterly basis. The board of directors reserves the right to change the dividend record and payment dates and is not obligated to declare or pay a cash dividend.

8.	May a participant change the number of shares subject to the plan?

Yes. You must register at least one share in the plan. You may change the number of shares enrolled in the plan at any time by submitting an Internet, telephonic or written request to the plan administrator. The change will be effective with the first dividend payment date after the plan administrator receives your request, provided that the notice of change is received before a dividend record date. If you are adding shares to the plan, the plan administrator will not charge you a fee. The plan administrator will register certificates or provide transaction advices for whole shares so withdrawn in the name of the participant. You will receive cash for the value of fractional shares. The plan administrator will continue to reinvest dividends on any shares remaining in your account.

Share Purchases and Price

9.	How are shares acquired for the plan?

Shares of common stock are purchased for the plan either in the open market by an independent broker or dealer on behalf of the plan, directly from the Company as original issue shares, issued directly by the Company from treasury shares, or through negotiated transactions. A combination of the previous methods also could occur. The Company, in its sole discretion, decides how the shares will be acquired.

Purchases of common stock in the open market or through negotiated transactions may occur over one or more trading days.

To the extent we fund the plan with shares of our common stock issued directly by us from authorized but unissued shares or treasury shares, the dividends payable to participants will be retained by us as a consideration for such shares.

Neither the Company nor any participant, however, will have authority to direct the time or price at which shares may be purchased on the open market or the selection of the broker or dealer through or from whom purchases are to be made. The actual purchase date or price paid for any shares purchased through the plan using this method cannot be guaranteed.

10.	When will common stock be purchased for participants’ accounts?

Voluntary cash purchases under the plan will be made during each calendar month on the voluntary cash investment date, which will be the 21st day of each month, or the next following trading day if the 21st day of the applicable month is not a trading day.

The investment date for reinvested cash dividends will be the dividend payment date or the next following trading day if the dividend payment date is not a trading day.

Purchases on the open market will begin on the applicable investment date and will be completed no later than 30 days from such date for reinvested dividends and no later than 35 days from such date for voluntary cash investments, except where completion at a later date is necessary or advisable under any applicable federal securities law.

The plan administrator will allocate full and fractional shares to each participant’s account after the plan administrator has purchased shares of common stock sufficient to cover the purchases for all participants under the plan for the applicable payment date and voluntary cash investment date.

11.	What price will I pay for common stock purchased through the plan?

Open Market Purchases and Negotiated Transactions. The plan administrator may combine participant purchase requests with other purchase requests received from other plan participants and may submit the combined purchase requests in bulk to the plan administrator’s broker or dealer as a single purchase order. Purchase requests may be combined, at the plan administrator’s discretion, according to one or more factors such as purchase type (e.g., dividend reinvestment, one-time ACH, check, etc.), request date, or request delivery method (e.g., online, regular mail, etc.). The plan administrator will submit bulk purchase orders to its broker or dealer as and when required under the terms of the plan. The plan administrator’s broker or dealer may execute each bulk purchase order in one or more transactions over one or more days, depending on market conditions. Each participant whose purchase request is included in each bulk purchase order will receive the weighted average market price of all shares purchased by the plan administrator’s broker or dealer for such order.

Except for any limitations imposed by federal or state securities laws, the independent broker or dealer will have full discretion as to all matters relating to open market purchases for the plan. The broker or dealer will determine the number of shares, if any, to be purchased on any given day, the time of day, the price to be paid for the shares, the markets in which shares are to be purchased (which may include any securities exchange or over-the-counter market) and the persons (including brokers or dealers) from or through whom purchases are made.

Original Issue Shares Acquired directly from the Company. The price of shares purchased directly from the Company is the average of the daily averages of the closing bid and ask prices of the common stock in regular hours trading as reported on the Nasdaq Stock Market for the 10 trading days immediately preceding a dividend payment date.

Combination of Different Methods. If shares are both purchased from the open market or in negotiated transactions and issued directly from the Company, the price paid for the issued shares will be the same price as the price for shares purchased in the open market or in negotiated transactions, as calculated based on the weighted average paid of the relevant batch of shares so purchased.

12.	How many shares will be purchased for me?

The number of shares to be purchased for you depends on the amount of your reinvested cash dividends and the applicable purchase price, as determined in the manner described in Question No. 11. Your account will be credited with that number of shares, including fractional shares computed to [six (6)] decimal places, which will equal your total dollar amount to be invested, divided by the applicable purchase price.

Your dollar amount to be invested as of any dividend payment date will be the sum of the cash dividends on all shares held in your name and enrolled in the plan as of the dividend record date.

The amount to be invested for any participant will be reduced by the amount of any required tax withholding, including any “backup withholding” and any withholding required on dividends received by foreign participants, as applicable.

13.	Who bears the risk of market price fluctuations in the Company common stock?

In this regard, as a participant in the plan, your investment is no different from that of nonparticipating shareholders. A plan participant bears the risk of loss and has the opportunity for gain from market price changes for shares held in the plan and certificate shares held in the participant’s own name.

Expenses

14.	What fees and charges will I have to pay in connection with purchases or other services under the plan?

The Company will bear the cost of all fees on purchases under the plan.

Each sale will entail a transaction fee of $25.00 and a processing fee of $0.12 per share sold, which will be deducted from the sale proceeds. (See Question 27)

All processing fees include any brokerage commissions the plan administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee.

All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. (See Question 27)

An insufficient funds fee of $35.00 will be charged for any returned check or failed electronic payment. (See Question 17)

Voluntary Cash Purchases

15.	Who is eligible to make voluntary cash purchases?

All shareholders who elect to have cash dividends reinvested under the plan also may elect to make voluntary cash purchases of the Company common stock within the limits prescribed by the plan.

16.	What are the timing requirements and other limitations on voluntary cash purchases?

The plan administrator must receive payment for voluntary cash purchases not more than 30 or less than three business days prior to the dividend payment date. The plan administrator will return voluntary cash payments received too early or too late to the participant. Voluntary cash purchases may not be less than $50.00 per month or total more than $[20,000.00] in any calendar month. The Company reserves the right, in its sole discretion, to determine whether voluntary cash purchases are made on behalf of an eligible participant.

17.	How does the voluntary cash purchase option work?

Optional voluntary cash payments may be made by sending a personal check, drawn from a U.S. Bank in U.S. Currency payable to “Computershare – Penns Woods Bancorp, Inc.” The plan administrator will not accept cash, traveler’s checks, money orders or third-party checks.

The plan administrator will apply any voluntary cash payments received within the permissible time period to the purchase of shares of common stock on the next applicable investment date. The price is determined in accordance with provisions of the plan. The plan administrator may wait up to three business days after receipt of the check or electronic funds transfer to ensure that it receives good funds and will then seek to purchase shares from voluntary cash payments promptly on the applicable investment date. The plan administrator will promptly send an acknowledgment to participants confirming that the plan administrator has received the funds in time for investment on a particular investment date. A participant may obtain the return of any voluntary cash payment, if the plan administrator receives the request for return two business days prior to the dividend payment date. We do not pay interest on voluntary cash payments.

In addition to making optional voluntary cash payments by check, you may make automatic monthly investments to purchase additional shares.

If you wish to begin making automatic monthly recurring investments, you may visit www.computershare.com/investor to authorize automatic monthly cash payment from your bank account. The plan administrator will process your enrollment as promptly as practicable. You should, however, allow four to six weeks for the first cash payment to be initiated using this automatic deduction feature.

Once you begin making automatic monthly cash payments, the plan administrator will draw funds from your designated account monthly on the 10th of each month or the next following business day if the 10th is not a business day, and will purchase shares beginning on the next investment date. You may change the amount of your automatic monthly cash payments online at www.computershare.com/investor. You may discontinue automatic monthy cash payments online at www.computershare.com/investor or by notifying the plan administrator in writing.

You may also make a one-time online cash payment from your bank account to purchase shares through www.computershare.com/investor .

If any check, draft or electronic funds transfer you may tender or order as payment to the plan administrator for optional voluntary cash purchases of our common stock is dishonored, refused or returned, you agree that the purchased shares when credited to your account may be sold, on the plan administrator’s order without your consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the plan administrator’s returned check or failed electronic payment fee of $35.00. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, you authorize the plan administrator to sell additional shares then credited to your account as necessary to cover the amount owing, without further consent or authorization from you. The plan administrator may sell shares to cover an amount owing as a result of your order in any manner consistent with applicable securities laws. Any sale for that purpose in a national securities market would be commercially reasonable. You grant the plan administrator a security interest in all shares credited to your account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

Reports to Participants

18.	What reports are sent to plan participants?

The plan administrator will send you a quarterly statement showing the number of shares purchased, the purchase price, the date on which the shares were purchased and the number of shares held in your account. The statement will also include specific cost basis information in accordance with applicable law. You should keep these statements for income tax purposes. In addition, you will receive the same communications sent to every common stock shareholder, including annual reports, notice of shareholder meetings and proxy statements, and income tax information for reporting dividends paid.

Stock Certificates

19.	Are certificates issued to participants for shares of common stock purchased through the plan?

No.  Shares of common stock purchased through the plan are registered in the name of the plan administrator (or its nominee), as agent for the plan participants. This is known as the custodian, or “book entry” method of holding shares. It is a safekeeping feature that protects against loss, theft, or destruction of stock certificates.

The number of shares of common stock credited to your plan account is shown on your quarterly account statement. You will not receive a certificate for these shares unless you specifically request a certificate.

You may obtain a certificate for any number of whole shares of common stock held in your plan account by making an Internet, telephonic or written request to the plan administrator. The plan administrator will send your certificate normally within 2 weeks after receiving your request. Any remaining whole shares and fractional shares will continue to be held in your account. Issuance of certificates may be subject to an additional fee. Please contact the plan administrator to determine if there is a certificate issuance fee.

A certificate for fractional shares will not be issued under any circumstances

20.	May a participant pledge shares held by the plan?

Shares of common stock may not be pledged while held in your plan account. In order to pledge shares held in your plan account, you must first withdraw them from the plan by requesting that a certificate or transaction advice for whole shares be issued in your name.

We will maintain your account under the plan in the name in which your certificates were registered at the time you entered the plan. Consequently, certificates or transaction advices for whole shares also will be issued in that name when they are issued to you.

21.	What is the effect on my plan account if I request a certificate for shares held in the account?

Unless you instruct us otherwise, both your certificated and uncertificated shares will be enrolled in the plan so long as you meet the minimum one share enrollment requirement.

Safekeeping Service

22.	May common stock I hold in certificate form be deposited in the plan account?

Yes. You may take advantage of the plan’s safekeeping services. Common stock certificates registered in your name may be delivered to the plan administrator for deposit to your plan account and will be automatically enrolled in the plan. This procedure allows you to avoid the necessity of safekeeping certificates. The plan administrator will cancel certificates delivered for safekeeping and will issue new certificates or transaction advices in the name of the plan administrator. Upon withdrawal or a request for a certificate, the plan administrator will cancel the plan administrator’s certificate and issue a new certificate or transaction advice in the name of the participant. You should contact the plan administrator for the proper procedure to deposit certificates or transaction advices.

Certificated and uncertificated shares of common stock will be accepted for deposit to your account as long as you are currently a participant in the plan. All cash dividends received on any shares deposited automatically will be reinvested.

A participant desiring to deposit certificates into the plan should mail them by certified or registered mail to the plan administrator with written instruction requesting that they be deposited in your plan account. Do not endorse the certificates or complete the assignment section on the back of the certificates. Shareholders should insure the certificates for at least 3% of the current market value when mailing the certificates. This is the amount that is usually charged for surety protection, should the certificates become lost in the mail.

23.	May I deposit my shares for safekeeping and continue to receive my dividends in cash?

No. Any shares deposited for safekeeping are automatically enrolled in the plan.

Termination of Participation in the Plan

24.	May I withdraw from the plan?

Yes. The plan is entirely voluntary and you may terminate your plan account at any time by providing Internet, telephonic or written notice instructing the plan administrator to terminate the account.

25.	What happens when I terminate my plan account?

If the plan administrator receives your notice of termination before the record date for the next cash dividend, reinvestment of cash dividends will cease as of the date your notice of termination is received. If notice of withdrawal is received near a cash dividend record date, the plan administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on the participant’s behalf. In the event reinvestment is made, the plan administrator will process the termination as soon as practicable, but in no event later than five (5) business days after the investment is complete.

As soon as practicable after receiving your notice of termination, the plan administrator will remove the shares from the plan and hold in book entry form in your name. You will receive a transaction advice for all whole shares of common stock in moved to your book entry account, and a check for the value of any fractional share, less any applicable fees.

26.	May I later re-elect to participate in the plan?

Generally, a shareholder who withdraws from the plan may re-elect to participate at any time. The Company and the plan administrator, however, reserve the right to reject any enrollment form on any grounds, including but not limited to excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the plan as a long-term shareholder investment service.

Sales of Shares

27.	May I request that shares held in my plan account be sold?

You may sell some or all of your shares held in your plan account, even if you are not withdrawing from this plan. You may sell your shares either through your broker or through the plan administrator. If you elect to sell through a broker that you have selected, you must first request the plan administrator to move your shares to the Direct Registration System (“DRS”) and then have your broker request the plan administrator to electronically transfer the number of whole shares you want to sell through the DRS Profile System. Alternatively, you may request the plan administrator to send you a certificate representing the number of shares you want to sell. Issuance of a stock certificate may be subject to a transaction fee. The plan administrator will generally move your shares to DRS or issue certificates for your shares approximately three business days after your request is received.

Alternatively, you may send the plan administrator a request to sell some or all of the shares held in your plan account. You have the following choices when making a sale:

•	Market Order: A market order is a request to sell shares promptly at the then current market price. You may request a market order sale only online at www.computershare.com/investor or by calling the plan administrator directly at 1-800-368-5948. Market order sale requests made in writing will be submitted as batch order sales and processed as described below. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the plan administrator’s broker or dealer, less a service fee of $25.00 and a processing fee of $0.12 per share sold. The plan administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the plan administrator directly at 1-800-368-5948. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.

•	Batch Order: A batch order is an accumulation of all sale requests by any security holder for a security submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the plan administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sales requests received in writing will be submitted as batch order sales. The plan administrator will cause your shares to be sold in the open market within five business days of its receipt of your request. To maximize cost savings for batch order sale requests, the plan administrator will seek to sell shares in round lot transactions (i.e., 100 shares). For this purpose the plan administrator may combine each selling plan participant’s shares with those of other selling plan participants. In every case of a batch order sale, the price to each selling plan participant will be the weighted average sale price obtained by the plan administrator’s broker or dealer for each aggregate order placed by the plan administrator and executed by the broker or dealer, less a service fee of $25.00 and a processing fee of $0.12 per share sold.

•	Day Limit Order: A day limit order is an order to sell shares of common stock when and if they reach a specific trading price on a specific trading day. The order is automatically cancelled if the price is not met by the end of that trading day (or, for orders placed during aftermarket hours, the next trading day the market is open). Depending on the number of shares of common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable broker or dealer, by the plan administrator at its sole discretion or, if the plan administrator’s broker or dealer has not filled the order, at your request made online at www.computershare.com/investor or by calling the plan administrator directly at 1-800-368-5948. There is a service fee of $25.00 and a processing fee of $0.12 per share sold for each Day Limit Order sale.

•	Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares of common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one trading day. If shares are traded for more than one day during which the market is open, a separate service fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable broker or dealer, by the plan administrator at its sole discretion or, if the plan administrator’s broker or dealer has not filled the order, at your request made online at www.computershare.com/investor or by calling the plan administrator directly at 1-800-368-5948. There is a service fee of $25.00 and a processing fee of $0.12 per share sold for each GTC Limit Order sale.

All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. All processing fees include any brokerage commissions the plan administrator is required to pay. Fees are deducted from the proceeds derived from the sale. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. The plan administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the plan administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

The plan administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. Instructions sent to the plan administrator to sell shares for a market order sale or a batch order sale are binding and may not be rescinded. In addition, no one will have any authority or power to direct the time or price at which shares for the plan are sold (except for prices specified for day limit orders or GTC limit orders), and no one, other than the plan administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

If you elect to sell shares online at www.computershare.com/investor, you may utilize the plan administrator’s international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the time consuming and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.

Cash Dividend Payment Date

28.	When are cash dividends paid?

Historically, cash dividends declared on the Company’s common stock have been paid quarterly. The Company’s board of directors reserves the right to change the cash dividend record and payment dates, if and when cash dividends are declared and is not obligated to declare or pay cash dividends.

Other Stock Transactions

29.	What happens if the Company issues a stock dividend or declares a stock split?

Any dividends in common stock or stock split shares distributed by the Company on shares enrolled in the plan (both certificated and uncertificated) will be credited to the participant’s account in book entry form.

30.	What happens if the Company has a rights offering?

In the event that the Company makes available to its shareholders the right to purchase additional shares, the participant will receive rights based upon the total number of whole shares owned, that is, the total number of shares registered in the participant’s name and the total number of whole shares held in the participant’s plan account.

Voting of Shares

31.	How are a plan participant’s shares voted at shareholder meetings?

You can vote whole shares of common stock held in your plan account in the same manner as certificate or book entry shares held in your own name. For each shareholder meeting, we will send you a proxy statement and a form of proxy that covers both certificated and uncertificated shares including all shares held in your plan account as of the record date for the meeting. If you wish, you may vote all of these shares in person or by proxy at the meeting. Fractional shares may not be voted.

Responsibility of the Company and the Plan Administrator

32.	What is the responsibility of the Company and the plan administrator under the plan?

In administering the plan, the Company and the plan administrator are not liable for any act done in good faith or for any good faith omission to act. This includes any claim of liability due to failure to terminate an account upon the death of a participant until the plan administrator receives written notice of the death, the prices, times and manner in which shares are purchased for a participant, or any fluctuation in market value before or after any purchase or sale of shares.

The plan administrator will send all notices to the participant’s last known address. You should notify the plan administrator promptly in writing of any change of address.

The plan administrator may resign as plan administrator of the plan at any time, in which case the Company will appoint a successor plan administrator. In addition, the Company may replace the plan administrator with a successor at any time.

Modification, Termination and Interpretation of Plan

33.	May the plan be amended, suspended or terminated?

Yes. The Company’s board of directors, in its discretion, may modify, suspend, or terminate the plan at any time. The Company will notify participants of any modification, suspension or termination in a timely manner by mailing a notice of intention to terminate, amend or suspend to the participant at the participant’s address as it appears on the plan administrator’s records. The Company may terminate, for whatever reason and at any time, as it may determine in its sole discretion, a participant’s plan participation.

34.	What happens if the plan is terminated?

If the plan is terminated, the plan administrator will continue to hold your whole shares in book entry form and mail you a check for any fractional share less any applicable fees and a transaction advice unless you request a stock certificate. If you request a certificate the plan administrator will send to you a certificate for all whole shares of common stock held in your account, and a check for the value of any fractional share in your account, less any applicable fees.

35.	Who interprets and regulates the plan?

The Company and the plan administrator are authorized to interpret the plan, adopt regulations and take any other action reasonably designed to implement the plan. Any action taken by the Company or the plan administrator in the good faith exercise of its judgment will be binding on participants.

Federal Income Tax Information

This section discusses the federal income tax information connected with the plan, based on current federal income tax laws applicable to United States citizens or residents. If federal tax laws change in the future, the following may change and no longer apply. State, local, foreign and other tax provisions vary and are not covered in this summary. In any event, you should consult your tax advisor about your particular transactions, especially if you may be covered by other tax rules.

36.	What are the federal income tax consequences of participation in the plan?

For federal income tax purposes, a participant is treated as receiving, on the cash dividend payment date, the full amount of cash dividends allocable to the participant, regardless of whether the dividends are paid in cash, withheld for payment of taxes, or invested in additional shares of common stock under the plan. For income tax purposes, participants will be treated as having received on the dividend payment date a cash dividend in an amount equal to the fair market value on the payment date of the shares acquired with reinvested funds. The fair market value for tax purposes may differ from the fair market value as defined in the plan. The per share tax basis of shares acquired for a participant is generally the price per share reported on the periodic statement of account supplied to each participant as reported to the Internal Revenue Service. In connection with market purchases, the participant also is deemed to have received taxable income in the amount of processing fees (which include any applicable brokerage commissions the plan administrator is required to pay) paid in purchasing shares on the participant’s behalf. The amounts paid for processing fees are included in the cost basis of shares purchased. The information return sent to participants and the IRS at year-end, if so required, will show such amounts paid on their behalf.

A participant who makes a voluntary cash payment for the purchase of stock under the plan will be treated as having received a distribution, if and to the extent that the fair market value of the stock, as determined for tax purposes, received on the date of purchase exceeds the amount of the voluntary cash payment made by the participant. The participant is deemed to have received taxable income in the amount of processing fees paid in purchasing shares on the participant’s behalf. The tax basis of shares purchased under these circumstances will be equal to the purchase price, which may be adjusted to include processing fees.

While the matter is not free from doubt, the Company intends to take the position that the administrative expenses of the plan, to be paid by the Company, are not constructive dividends to the plan participants. Each plan participant will receive from the plan administrator a Form 1099-DIV (mailed on or before January 31 of the following year), which will show the total dividend income to the plan participant.

The holding period for shares acquired under the plan begins on the day after the date the shares are acquired for a participant’s account. When a participant is subject to federal income tax withholding on cash dividends, and when foreign participants’ taxable income under the plan is subject to federal income tax withholding, cash dividends are reinvested less the tax withheld under the applicable law.

Generally, participants do not realize taxable income upon receipt of certificates or transaction advices for whole shares credited to their account, either upon the participant’s request for certain of those shares or upon withdrawal from or termination of the plan. In addition, a participant may recognize gain or loss upon the receipt of cash in payment for a fractional share upon withdrawal of shares from the plan. The gain or loss is the difference between the amount the participant receives for the plan shares or fractional share, as the case may be, and the participant’s tax basis.

A participant who sells or exchanges shares acquired under the plan may recognize gain or loss. The amount of gain or loss will be the difference between the amount the participant receives for the shares and the participant’s tax basis for the shares.

Dividends reinvested under the plan by corporate shareholders may be eligible for the dividends-received deduction.

This summary is based upon an interpretation of current federal income tax laws, and assumes that cash dividends paid by the Company are from its earnings and profits.

The above rules may not apply to certain participants in the plan, such as tax-exempt entities (e.g., IRA’s) and foreign shareholders. Participants should consult their own tax advisors to determine particular tax consequences, including state tax consequences, which may result from participation in the plan, and any subsequent disposal of shares acquired pursuant to the plan.

USE OF PROCEEDS

The Company is unable to predict the number of shares of common stock that will be purchased from it under the plan or the prices at which such shares will be purchased. To the extent that shares are purchased from the Company, and not in the open market, the Company intends to add proceeds it receives from the sales to its general funds to be used for general corporate purposes, including, without limitation, investments in and advances to the Company Bank, a banking subsidiary of the Company. The amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiary and the availability of other funds.

EXPERTS

The financial statements as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of S.R. Snodgrass, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Stevens and Lee, P.C., Reading, Pennsylvania has passed upon the legality of the common stock offered by this prospectus. Based on this opinion, the shares of common stock, when issued by the Company in accordance with the terms of the plan, will be validly issued, fully paid, and non-assessable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

We file periodic reports, proxy statements and other information with the Commission. Our filings with the Commission are available to the public over the Internet at the Commission’s website at http://www.sec.gov. Our filings with the Commission are also available to the public on our website at http://www.pwod.com, as well as through document retrieval services.

The Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the Commission will automatically update and supersede the information in this prospectus. In all cases, you should rely on the later information to the extent the information on any given topic included in this prospectus is different.

We incorporate by reference the documents listed below and any filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold by us; provided, however, that we are not incorporating any information that is deemed “furnished” in accordance with the Commission’s rules, including, but not limited to, information under Items 2.02 or Item 7.01 of any Current Report on Form 8-K including related exhibits:

•	our Annual Report on Form 10-K for the year ended December 31, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

•	our Current Reports on Form 8-K filed on January 30, 2023, March 1, 2023, April 28, 2023, May 17, 2023, and May 26, 2023;

•	the description of our common stock contained in the Registration Statement on Form 10 pursuant to which our common stock was registered under Section 12 of the Exchange Act as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:

Penns Woods Bancorp, Inc.
110 Reynolds Street
South Williamsport, Pennsylvania 17702
Attention: Corporate Secretary
Telephone: (570) 322-1111

You should rely only on the information contained in this prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information. Neither the Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation of the contrary is a criminal offense.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our directors and officers are entitled to indemnification as expressly permitted by the provisions of Pennsylvania Business Corporation Law of 1988, as amended, and our articles of incorporation and bylaws. We also have directors’ and officers’ liability insurance, which provides, in general, insurance for our directors and officers against any loss by reason of any of their wrongful acts, subject to the terms and conditions of the policy. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the company pursuant to the provisions described above, the company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses which may be incurred by the Company in connection with the issuance and distribution of shares of common stock pursuant to the prospectus contained in this Registration Statement and which will be paid by the Company.

Securities and Exchange Commission registration fee	$705.56
Accounting fees and expenses	10,000.00
Legal fees and expenses	15,000.00
Printing and mailing	2,500.00
Other	1,500.00
Total	$29,705.56

Item 15. Indemnification of Directors and Officers.

The PBCL contains provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel and related matters.

Section 1741 of the PBCL authorizes a Pennsylvania corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 1742 of the PBCL further authorizes a Pennsylvania corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743 of the PBCL, to the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 of the PBCL or Section 1742 of the PBCL, or in defense of any claim, issue or matter therein, a Pennsylvania corporation must indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 of the PBCL or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if such a quorum is not obtainable, or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the shareholders.

Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding referred to in the applicable Subchapter of the PBCL upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Section 1746 of the PBCL provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by the applicable Subchapter of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Section 1747 of the PBCL grants to a corporation the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity as a representative of the corporation or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person under the applicable Subchapter of the PBCL. Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in the applicable Subchapter of the PBCL to successor corporations in consolidations, mergers or divisions and to representatives serving as fiduciaries of employee benefit plans.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the applicable Subchapter of the PBCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

Our articles of incorporation and bylaws provide that we must indemnify each of our present and former directors and officers to the fullest extent authorized or permitted by Pennsylvania law.

Our articles of incorporation provide that we must indemnify, to the fullest extent permitted by law, every person who is or was a director, officer, employee, or agent of the corporation, or of any corporation which he served as such at the request of the Company, against all expenses and liabilities reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made, or threatened to be made, any party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the Company, or of such other corporation, whether or not he is a director, officer, employee or agent of the Company or such other corporation at the time the expenses or liabilities are incurred.

Our bylaws provide that we must indemnify any present or former officer or director who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was an officer and/or director of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding; however, we are not obligated to indemnify such persons under our bylaws under certain specified circumstances, including when indemnification would be expressly prohibited by applicable law, when the indemnified person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the Company, or when the conduct of the indemnified person has been determined to constitute self-dealing, willful misconduct or recklessness.

We maintain insurance to cover our directors and officers for liabilities which may be incurred by our directors and officers in the performance of their duties. We have also entered into an amended and restated employment agreement with our chief executive officer which also provides for indemnification.

Item 16. Exhibits.

The following is a list of exhibits filed as part of the Registration Statement:

5.1	Opinion of Stevens & Lee, P.C.

23.1	Consent of S.R. Snodgrass, P.C.

23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page of this filing)

107	Filing Fee Calculation

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Williamsport, Commonwealth of Pennsylvania, on June 27, 2023.

PENNS WOODS BANCORP, INC.

By:	/s/ Richard A. Grafmyre
Richard A. Grafmyre
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Richard A. Grafmyre and Brian L. Knepp, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this Registration Statement by Reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated as of June 27, 2023.

Signature		Title

/s/	Richard A. Grafmyre	Chief Executive Officer and Director
Richard A. Grafmyre		(Principal Executive Officer)

/s/	Brian L. Knepp	President and Chief Financial Officer and Director
Brian L. Knepp		(Principal Financial and Accounting Officer)

/s/	R. Edward Nestlerode, Jr.	Chairman of the Board of Directors
R. Edward Nestlerode, Jr.

/s/	Daniel K. Brewer	Director
Daniel K. Brewer

/s/	Michael J. Casale, Jr.	Director
Michael J. Casale, Jr.

/s/	William J. Edwards	Director
William J. Edwards

/s/	D. Michael Hawbaker	Director
D. Michael Hawbaker

/s/	Leroy H. Keiler, III	Director
Leroy H. Keiler, III

/s/	Cameron W. Kephart	Director
Cameron W. Kephart

/s/	Charles E. Kranich, II	Director
Charles E. Kranich, II

/s/	Robert Q. Millar	Director
Robert Q. Millar

/s/	John G. Nackley	Director
John G. Nackley

/s/	Jill F. Schwartz	Director
Jill F. Schwartz